UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2016 (November 29, 2016)

QUINTILES IMS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35907	27-1341991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4820 Emperor Blvd. Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 998-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of W. Richard Staub, III as President of Research & Development Solutions Business Unit

On November 29, 2016, Quintiles IMS Holdings, Inc. (the “Company”) appointed W. Richard Staub, III to serve as president of its Research & Development Solutions business unit, effective December 1, 2016. Mr. Staub, age 54, brings more than three decades of relevant industry experience to his new role. Mr. Staub has been president of Novella Clinical, a Quintiles company, since 2013, is a leader of QuintilesIMS’s Global Functional Resourcing business and a member of the Research & Development Solutions Executive Committee. Prior to Novella’s 2013 acquisition by Quintiles, Mr. Staub served as both president and CEO of Novella Clinical since 2008. Before joining Novella Clinical in 2004, Mr. Staub was senior vice president of global business development for one of the world’s largest clinical research organizations. Mr. Staub’s career in the pharmaceutical industry began at Zeneca Pharmaceuticals in 1989 where he had progressive responsibilities as a medical and hospital sales representative, cardiovascular portfolio analyst and marketing manager. Mr. Staub has a Bachelor of Arts degree in Economics from the University of North Carolina at Chapel Hill. This management transition, which had always been anticipated and is part of a planned succession, has been accelerated by rapid implementation of the Company’s strategic and operational changes.

Retirement of Mr. Pike as President, Research & Development Solutions Business Unit

On November 29, 2016, Thomas H. Pike, Vice Chairman, President, Research & Development Solutions business unit, and a member of the Board of Directors (the “Board”) of Quintiles IMS Holdings, Inc. (the “Company”), informed the Company of his retirement as an officer, employee and member of the Board. While his retirement as a member of the Board is effective immediately, he will remain as an officer and employee until December 2, 2016. Mr. Pike’s retirement was a personal decision and was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On November 29, 2016, Mr. Pike entered into a Second Amendment to Executive Employment Agreement dated April 12, 2012 (the “Second Amendment”), as amended by the First Amendment to Executive Employment Agreement, dated as of May 3, 2016 (together, the “Employment Agreement”) with the Company and Quintiles, Inc., a wholly owned subsidiary of the Company.

In connection with Mr. Pike’s retirement, Mr. Pike is entitled to receive the following: (a) an amount equal to two times the sum of (i) his base salary in effect on December 2, 2016, plus (ii) his 2016 target annual cash bonus; (b) the projected cost of the continuation of group health insurance coverage for Mr. Pike and his eligible dependents pursuant to COBRA if Mr. Pike is enrolled in group health insurance coverage offered by the Company; and (c) a $1 million cash payment. In addition, Mr. Pike’s 60,524 unvested restricted stock units shall immediately vest; however, the 86,356 unvested shares of restricted stock that was awarded to Mr. Pike on September 30, 2016 in connection with the closing of the merger between Quintiles Transnational Holdings Inc. and IMS Health Holdings, Inc. shall be forfeited upon Mr. Pike’s retirement.

Under the terms of the Employment Agreement, Mr. Pike is subject to noncompetition and nonsolicitation covenants for a period of 36 months following the termination of his employment. Mr. Pike has also agreed that for six months following his employment, he will only sell shares of the Company’s stock in compliance with Rule 144 of the Securities Act of 1933, as applicable, or elect to establish a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the Second Amendment and is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On November 30, 2016, the Company issued a press release announcing Mr. Staub’s appointment and Mr. Pike’s retirement which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2016

QUINTILES IMS HOLDINGS, INC.

By:	/s/ James H. Erlinger III
Name:	James H. Erlinger III
Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Second Amendment to Executive Employment Agreement, dated November 29, 2016, by and among Mr. Pike, Quintiles, Inc., and Quintiles IMS Holdings, Inc.

99.1	Press release dated November 30, 2016